EXHIBIT 99.1

Easy Gardener Products, Ltd. Announces Response to Tender Offer for its 9.4% Cumulative Trust Preferred Securities

Waco, TX -- 3/8/06 -- Easy Gardener Products, Ltd. (AMEX: EZY_pa) (AMEX: EZY.pr.a) (AMEX: EZYPRA) (AMEX: EZY/PA) today announces that it is making no recommendation as to whether holders of the Company’s 9.4% Cumulative Trust Preferred Securities (the “Trust Certificates”) should tender their Trust Certificates into the cash tender offer (the “Offer”) recently commenced by EG Broad Street Partners, LLC.

On February 22, 2006, EG Broad Street Partners commenced an all cash tender offer to purchase all of the issued and outstanding Trust Certificates at a tender offer price of $2.50 per Trust Certificate. EG Broad Street Partners is a Delaware limited liability company wholly owned by Longroad Asset Management, LLC. The expiration date of the Offer is March 23, 2006. Under the rules of the Securities and Exchange Commission, the Company is required to make a recommendation whether the holders of the Trust Certificates should accept or reject the Offer or to state that the Company is remaining neutral with respect to the Offer. For the reasons set forth below, the Company is making no recommendation as to whether holders of the Trust Certificates should tender their Trust Certificates in response to the Offer.

On December 22, 2005, the Company hired an investment banking firm to explore strategic alternatives to repay its senior term lender. The investment banking firm has begun exploring those alternatives. The Company has not entered into any letter of intent or other agreement relating to a strategic transaction; however, the Company, through its investment banking firm, has had discussions with a number of interested parties and has several more discussions scheduled with potential investors. Some of the discussions have resulted in nonbinding indications of interest for transactions that could, if consummated, result in payments to holders of the Trust Certificates potentially in excess of the amount that would be paid in the Offer. Other proposals would result in payments potentially lower than the amount that would be paid in the Offer. Moreover, relatively small differences in pricing for a transaction will have a significant positive or negative impact on the payments that would go to the holders of the Trust Certificates. There can be no assurance that holders of the Trust Certificates will receive any payment in connection with any strategic transaction the Company might consummate.

All of the Company’s discussions regarding a potential transaction are in the preliminary stages, and no firm transaction has been proposed by the Company or any of the entities with which the Company has had discussions. Therefore, there can be no assurance that any of these proposed transactions would be consummated, or if consummated, what the impact would be on the holders of the Trust Certificates. For these reasons, the Company believes it does not have enough information to predict whether any strategic transaction could be completed, and if completed, the likely pricing terms and resulting effect on the holders of the Trust Certificates.

Holders of Trust Certificates should be aware that the average closing price for the Trust Certificates on the American Stock Exchange between January 1, 2006 and February 21, 2006, the day before the commencement of the offer, was $2.19. On March 7, 2006, the closing trading price for the Trust Certificates on the American Stock Exchange was $2.41. Therefore, unless the public trading price for the Trust Certificates increases substantially before the expiration of the Offer, holders of Trust Certificates who do not tender into the Offer would be foregoing currently being paid a premium over the recent trading price for the Trust Certificates with no assurance of being paid a higher price in connection with any strategic transaction that the Company may attempt to consummate.

The Company is actively pursuing strategic alternatives that potentially could result in payments to holders of Trust Certificates in excess of the amount they would receive in the Offer. Although this potential exists, the Company can provide no assurance that a strategic transaction will be accomplished at such a price, or at all. Accordingly, holders of Trust Certificates who require immediate liquidity or who wish to avoid the investment risks inherent in continuing to own the Trust Certificates may prefer to tender their Trust Certificates for cash now. The Company believes that holders of Trust Certificate should make their own decisions whether to tender based on their personal investment strategy, the individual tax consequences of tendering in the Offer or continuing to hold Trust Certificates, and other relevant personal considerations. Holders of Trust Certificates are strongly urged to consult with their own financial advisers to reach their own decisions as to these matters.

The process of pursuing a strategic transaction is ongoing. If, before the expiration of the Offer, the Company enters into any agreement that would give the Company more certainty in evaluating the consequences to holders of Trust Certificates of a strategic transaction as opposed to the consequences of tendering Trust Certificates into the Offer, the Company will issue a recommendation that may be different than that set forth in this release.

The Company urges all holders of Trust Certificates to carefully consider all the information contained herein and consult with their own advisers, financial or otherwise, in evaluating whether to tender Trust Certificates. The Company has not retained any independent advisors to evaluate or render any opinion with respect to the fairness of the price being offered by EG Broad Street Partners for the Trust Certificates.

About Easy Gardener Products, Ltd.

The Company’s Form 10-K for the period ended June 30, 2005 and other historical financial statements can be found on the Company’s web site, www.easygardener.com, or on the Securities & Exchange Commission’s web site, www.sec.gov, under the name Easy Gardener Products, Ltd.

Easy Gardener Products, Ltd. is a leading manufacturer and marketer of a broad range of consumer lawn and garden products, including weed preventative landscape fabrics, fertilizer spikes, decorative landscape edging, shade cloth and root feeders, which are sold under various recognized brand names including Easy Gardener, Weedblock, Jobe’s, Emerald Edge, and Ross.

The Company markets its products through most large national home improvement and mass merchant retailers, hardware stores and garden centers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The Private Securities Litigation Reform Act of 1955 provides a “safe harbor” for forward-looking statements. Certain information included in this release contains statements that are forward-looking. Such forward-looking information involves important known and unknown risks and uncertainties. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “may,” “might,” “could,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Contact:

Dick Kurz

254-753-5353

dickk@easygardener.net